Exhibit 99.1

Investor Relations:

Erica Abrams or Annie Palmore

the blueshirt group

(415) 217-7722

erica@blueshirtgroup.com

annie@blueshirtgroup.com

Oplink Communications Reports Financial Results for the Fourth Quarter and Fiscal Year 2003

San Jose, Calif., July 31, 2003 — Oplink Communications, Inc. (Nasdaq: OPLK), a leading designer and manufacturer of optical components and integrated modules, and a provider of contract Optical Manufacturing Services (OMS), today reported financial results for the fourth quarter and fiscal year ended June 30, 2003.

For the quarter ended June 30, 2003, Oplink reported revenues of $6.0 million, compared to revenues of $5.6 million reported in the third quarter of fiscal 2003 and revenues of $7.7 million reported in the fourth quarter of fiscal 2002. In the fourth quarter of fiscal 2003, loss from continuing operations was $7.6 million, or $0.05 per share, which includes restructuring charges of $4.8 million, or $0.03 per share. This compares to a loss from continuing operations of $2.6 million, or $0.02 per share, in the third quarter of fiscal 2003, and a loss from continuing operations of $7.2 million, or $0.04 per share, in the fourth quarter of fiscal 2002, which includes restructuring charges and merger fees of $2.9 million or $0.02 per share. Net loss for the fourth quarter of 2003 was $10.7 million, or $0.07 per share, which compares to a net loss of $3.0 million, or $0.02 per share, in the third quarter of fiscal 2003, and a net loss of $8.2 million, or $0.05 per share in the fourth quarter of fiscal 2002.

During the fourth quarter of fiscal 2003, Oplink reported a loss from discontinued operation of $3.1 million related to the planned future sale of its Shanghai operation, which the Company will continue to operate until it is sold. This loss consists of an operating loss of $260,000 incurred by the Shanghai operation during the fourth quarter of fiscal 2003, plus a $2.8 million charge representing the write-down of the net assets of the Shanghai operation to their estimated net realizable value, less estimated costs to sell. All future periods will reflect the results of the Shanghai operation as a discontinued operation and all prior periods have been restated to reflect the results of the Shanghai operation as a discontinued operation.

The Company closed the fourth quarter of fiscal 2003 with $188.1 million in cash, cash equivalents and short-term investments as compared to $202.5 million at the close of the third quarter of fiscal 2003. The Company utilized approximately $24.6 million during the quarter for stock repurchases under the buy back program previously announced, offset by $11.4 million received by the Company for the repayment of a note from an officer.

Net loss for the fourth quarter of fiscal 2003 includes certain charges totaling $6.1 million, which consist of restructuring costs and other special charges, non-cash compensation charges related to operations and cost of revenues and amortization of intangible assets. Net loss for the third quarter of fiscal 2003 includes certain charges totaling $309,000 which consist of non-cash compensation charges related to operations and amortization of intangible assets offset by non-cash compensation benefits related to cost of revenues. Additionally in the third quarter of fiscal 2003, a one-time sales and marketing benefit of $297,000 was realized as a result of a change in estimates for commissions due. Net loss for the fourth quarter of fiscal 2002 includes certain charges totaling $4.5 million which consist of restructuring and other special charges, merger fees, non-cash compensation expense related to operations and cost of revenues and amortization of intangible assets. The foregoing net loss results also include revenue associated with the unexpected utilization of fully reserved inventory of $619,000 in the fourth quarter of fiscal 2003, $469,000 in the third quarter of fiscal 2003, and $480,000 in the fourth quarter of fiscal 2002.

“Although the market for telecommunications has continued to be soft, Oplink has effectively managed cash and significantly improved gross margins and operating performance over the past year,” stated Joe Liu, president and CEO of Oplink. “In the fourth quarter, we had solid business from our OEM customers and continued to build our capabilities in Optical Manufacturing Services (OMS), adding more software, hardware and electronics to our core optical capabilities. In addition, we maintained our focus on furthering our optical component strategies and continued to provide low cost manufacturing capabilities to our customers.

“As we broaden our systems capabilities and develop next generation technologies, we continue to win design opportunities with our OEM customers, and in the fourth quarter we had solid business from some of these larger customers. While we do not expect the market to improve dramatically in the near-term, we see meaningful revenue opportunities with new and existing customers and we believe that we are well-positioned to provide low-cost, highly technical manufacturing capabilities to meet their specific requirements,” concluded Liu.

For the fiscal year ended June 30, 2003, Oplink reported revenues of $22.6 million and a loss from continuing operations of $30.6 million, or $0.19 per share. This compares to revenues of $37.9 million and a loss from continuing operations of $66.9 million, or $0.41 per share, reported for the fiscal year ended June 30, 2002. Net loss for the fiscal year ended June 30, 2003 was $36.8 million, or $0.23 per share, compared to a net loss of $68.4 million, or $0.42 per share, reported in the prior year.

Net loss for the fiscal year ended June 30, 2003 includes certain charges totaling $15.4 million which consist of restructuring and other special charges, non-cash compensation charges related to operations, merger fees and amortization of intangible assets offset by non-cash compensation benefits related to cost of revenues. Net loss for the fiscal year ended June 30, 2002 includes certain charges totaling $34.8 million which consist of restructuring and other special charges, non-cash compensation charges related to operations and cost of revenues, merger fees and amortization of intangible assets. The foregoing net loss results also include revenue associated with the unexpected utilization of fully reserved inventory of

$1.6 million for the year ended June 30, 2003, and $480,000 for the year ended June 30, 2002.

Conference Call Information

The Company will host a corresponding conference call and live Webcast at 2:00 p.m. Pacific Time on July 31, 2003. To access the conference call in the US or Canada, dial 800-257-3401. For all international calls, dial 303-262-2030. The Webcast will be available live on the Investor Relations section of the Company’s corporate website at http://investor.oplink.com/index.cfm.

A replay of the Webcast will be available beginning approximately two hours after the completion of the call until at least September 30, 2003, at http://investor.oplink.com/index.cfm. An audio replay of the call will also be available to investors beginning at 4:00 p.m. Pacific Time on July 31 until August 2, 2003, by dialing 800-405-2236 for callers inside the US and Canada (303-590-3000 for callers outside the U.S. and Canada) and entering pass code 546287.

About Oplink

Oplink designs, manufactures and markets fiber optic components and modules that expand optical bandwidth, amplify optical signals, monitor and protect wavelength performance and redirect light signals within an optical network. Oplink also provides Optical Manufacturing Services (OMS) to its worldwide customer base, manufacturing highly integrated optical subsystems and turn-key solutions that increase the performance of optical networks and enable service providers and optical system manufacturers to provide flexible and scalable bandwidth to support the increase of data traffic on the Internet and other public and private networks. The Company markets its products worldwide to telecommunications equipment providers.

Oplink was incorporated in 1995 and is headquartered in San Jose, California. The Company’s primary manufacturing facility is in Zhuhai, China.

To learn more about Oplink, visit its web site at: http://www.oplink.com/.

This news release contains forward-looking statements, including statements regarding Oplink’s market opportunities and ability to achieve market acceptance with respect to its new products and designs, that involve risks and uncertainties which may cause Oplink’s actual results to differ substantially from expectations. These risks include, but are not limited to, the widespread downturns in the overall economy in the United States and other parts of the world and the telecommunications industry, possible continued reductions in customer orders, the impact of reductions in work force and other restructuring activities on financial results and productivity and expected product manufacturing and other plans, our reliance upon third parties to supply our raw materials and equipment, intense competition in our target markets and potential pricing pressure that may arise from changing supply-demand conditions in the industry, the need to retain and motivate key personnel, risks associated with the protection of our, and possible infringement of others’, intellectual property, and other risks detailed from time to time in our periodic reports filed with the

Securities and Exchange Commission, including our annual report filed on Form 10-K for the fiscal year ended June 30, 2002, and Form 10-Q for the quarter ended March 31, 2003.

The foregoing information represents Oplink’s outlook only as of the date of this press release, and Oplink undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

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(TABLES TO FOLLOW)

OPLINK COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2003 (Unaudited)	June 30, 2002 (1)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$188,103	$224,749
Accounts receivable, net	4,716	6,831
Inventories	3,436	6,551
Prepaid expenses and other current assets	2,355	3,571
Net assets of discontinued operation	2,667	—

Total current assets	201,277	241,702

Property and equipment, net	31,738	59,732
Intangible assets	120	500
Other assets	608	1,260

Total assets	$233,743	$303,194

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,587	$5,412
Accrued liabilities and other current liabilities	8,885	17,607

Total current liabilities	13,472	23,019
Non-current liabilities	1,555	6,894

Total liabilities	15,027	29,913
Stockholders’ equity	218,716	273,281

Total liabilities and stockholders’ equity	$233,743	$303,194

(1)	The June 30, 2002 consolidated balance sheet has been derived from audited financial statements at that date.

OPLINK COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended June 30,		Years Ended June 30,
	2003 (Unaudited)	2002 (Unaudited)	2003 (Unaudited)	2002 (1)
Revenues	$5,976	$7,703	$22,637	$37,922
Cost of revenues:
Cost of revenues	4,618	6,617	21,994	47,951
Non-cash compensation expense (recovery)	238	295	(415)	342

Total cost of revenues	4,856	6,912	21,579	48,293

Gross profit (loss)	1,120	791	1,058	(10,371)

Operating expenses:
Research and development	1,374	3,291	8,496	13,841
Sales and marketing	709	1,652	4,183	7,999
General and administrative	1,585	1,604	6,902	7,239
Restructuring costs and other special charges	4,843	2,462	12,167	28,105
Merger fees	—	419	1,300	1,844
Non-cash compensation expense	964	1,236	2,288	4,372
Amortization of intangible and other assets	15	42	78	168

Total operating expenses	9,490	10,706	35,414	63,568
Interest and other income, net	793	1,032	3,766	4,701
Gain on sale of idle assets	—	1,702	—	2,373

Loss from continuing operations	(7,577)	(7,181)	(30,590)	(66,865)
Loss from discontinued operation	(3,085)	(1,043)	(6,197)	(1,509)

Net loss	$(10,662)	$(8,224)	$(36,787)	$(68,374)

Basic and diluted net loss per share:
Continuing operations	$(0.05)	$(0.04)	$(0.19)	$(0.41)
Discontinued operation	(0.02)	(0.01)	(0.04)	(0.01)

Total	$(0.07)	$(0.05)	$(0.23)	$(0.42)

Basic and diluted weighted average shares outstanding	149,602	164,588	158,782	162,688

(1)	The Condensed Consolidated Statement of Operations for the Year Ended June 30, 2002 has been derived from audited financial statements at that date.